Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2007, with respect to the consolidated financial statements of Corautus Genetics Inc. incorporated by reference into the Registration Statement (Form S-8 No. 333-00000) of VIA Pharmaceuticals, Inc. (formerly Corautus Genetics Inc.) for the registration of 848,538 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 15, 2007